PRESS RELEASE
Clorox Reports Q4 and FY24 Results, Provides FY25 Outlook
Company Announces Sale of its Better Health Vitamins, Minerals and Supplements Business
OAKLAND, California, Aug. 1, 2024 — The Clorox Company (NYSE: CLX) today reported results for the fourth quarter and fiscal year 2024, which ended June 30, 2024. Alongside these results, the company also announced it has entered into a definitive agreement to divest its Better Health Vitamins, Minerals and Supplements (VMS) business in its entirety to Piping Rock Health Products, LLC.
Fourth-Quarter Fiscal Year 2024 Summary
The following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2023 unless otherwise stated.
•Net sales decreased 6% to $1.9 billion compared to an increase of 12% in the year-ago quarter. The net sales decrease was driven largely by the impacts of the Argentina divestiture, unfavorable price mix and lower volume. Organic sales1 decreased 3%.
•Gross margin increased 380 basis points to 46.5% from 42.7% in the year-ago quarter primarily due to lower manufacturing and logistics costs, the benefit of cost savings initiatives and favorable commodity costs, partially offset by the impact of higher trade promotion spending.
•Diluted net earnings per share (diluted EPS) increased 22% to $1.73 from $1.42 in the year-ago quarter. This includes insurance recoveries related to the cyberattack, net of incremental costs (17 cents), partially offset by continued investments in the company's long-term strategic digital capabilities and productivity enhancements (14 cents) as well as implementation of the company's streamlined operating model (12 cents).
•Adjusted EPS1 increased 9% to $1.82 from $1.67 in the year-ago quarter, due in part to higher gross margin and lower selling and administrative expenses. These factors were partially offset by lower net sales and higher advertising investments.
"We closed out the fiscal year with strong margin expansion and double-digit adjusted EPS growth despite substantial disruption and consumption loss from the cyberattack. While fully restoring supply and distribution, as well as recovering nearly all of our market share, we remained relentless in driving our IGNITE strategy forward. We made strong progress as we evolved our portfolio to accelerate profitable growth, completed the implementation of our streamlined operating model and advanced our digital transformation. We achieved all of this while continuing to invest strongly behind our brands to provide superior value in a challenging environment where consumers continue to seek value," said Chair and CEO Linda Rendle. "While there is more work to do, we are confident that the actions we have taken, combined with the strength of our portfolio, position us well to deliver strong performance led by a return to volume growth in fiscal year 2025, consistent with our long-term goals."
This press release includes certain non-GAAP financial measures. See "Non-GAAP Financial Information" at the end of this press release for more details.

1 Organic sales growth/(decrease) and adjusted EPS are non-GAAP measures. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Strategic and Operational Highlights
The following are recent highlights of business and environmental, social and governance achievements:
•Fully restored distribution losses and regained the vast majority of lost market share caused by the cyberattack, supported by full supply chain restoration and strong merchandising levels across the portfolio.
•Continued to invest behind value superiority with strong advertising and innovations across major brands in fiscal year 2024, such as Clorox Toilet Bomb Foaming Toilet Bowl Cleaner, Pine-Sol concentrated multi-surface cleaner, Brita Refillable Water Filtration System, seven new Hidden Valley Ranch flavors and new fragrances in the Glad ForceFlex Scented Trash Bag lineup.
•Achieved seventh consecutive quarter of gross margin expansion, supported by another strong quarter of cost savings, and are on track to fully rebuild gross margin in fiscal year 2025.
•Successfully completed implementation of the company’s streamlined operating model, enhancing the ability to respond more quickly to changing consumer behaviors and innovate faster. Through this new model the company expects to deliver ongoing cost savings of approximately $100 million annually.
•Named a Best Company to Work For by U.S. News & World Report, included in America’s Climate Leaders by USA Today, listed as one of America’s Best Employers for Diversity by Forbes, and recognized as one of the Best Companies for Equal Opportunity for Advancement by parity.org.
Key Segment Results
The following is a summary of key fourth-quarter results by reportable segment. All comparisons are with the fourth quarter of fiscal year 2023, unless otherwise stated. Prior periods presented have been recast to reflect the reportable segment changes effective in the fourth quarter of fiscal year 2023.
Health and Wellness (Cleaning; Professional Products)
•Net sales were essentially flat, driven by 2 points of higher volume offset by 2 points of unfavorable price mix.
◦Cleaning sales increased, driven mainly by restored distribution and strong consumption supported by new innovations and increased merchandising.
◦Professional Products sales decreased, driven mainly by lower shipments of Pine-Sol products as distributors transitioned to new Pine-Sol concentrated cleaner.
•Segment adjusted EBIT2 increased 15%, driven by favorable manufacturing and logistics costs and lower selling and administrative expenses, partially offset by higher advertising investments.
Household (Bags and Wraps; Cat Litter; Grilling)
•Net sales decreased 10%, driven by 5 points of lower volume and 5 points of unfavorable price mix.
◦Bags and Wraps sales decreased, driven primarily by distribution recovery occurring late in the quarter, increased competitive activity and higher trade promotion spending.
◦Cat Litter sales decreased, driven mainly by distribution recovery occurring late in the quarter, increased competitive activity and higher trade promotion spending.
◦Grilling sales decreased, driven primarily by lower consumption due to unfavorable seasonal weather which impacted the overall category.
•Segment adjusted EBIT decreased 31%, driven by lower net sales, partially offset by cost savings and favorable manufacturing and logistics costs.
2 Adjusted EBIT is a non-GAAP measure. See Non-GAAP Financial Information at the end of this press release for reconciliations to the most comparable GAAP measures.

Lifestyle (Food; Water Filtration; Natural Personal Care)
•Net sales decreased 2%, driven by 2 points of unfavorable price mix.
◦Food sales increased, driven mainly by strong consumption supported by new innovations.
◦Water Filtration sales decreased, driven by lower consumption mainly due to a shift in the seasonal timing of back-to-school promotions at certain key retailers as well as higher trade promotion spending.
◦Natural Personal Care sales decreased, driven primarily by increased competitive activity and distribution losses in the non-core portion of the portfolio.
•Segment adjusted EBIT decreased 9%, driven by higher advertising investments and lower net sales, partially offset by favorable commodity costs and cost savings.
International (Sales Outside the U.S.)
•Net sales decreased 11%, mainly driven by the impact of the Argentina divestiture. Excluding Argentina, organic sales1 increased 5%, supported by volume growth and favorable price mix.
•Segment adjusted EBIT increased 20%, primarily due to higher volume and cost savings, partially offset by the net impacts of the Argentina divestiture.
Fiscal Year 2024 Summary
The following is a summary of key fiscal year 2024 results. All comparisons are to fiscal year 2023.
•Net sales decreased 4% (flat organic sales) primarily driven by 6 points of lower volume and 3 points of unfavorable foreign exchange rates, partially offset by 5 points of favorable price mix.
•Gross margin increased 360 basis points to 43.0% from 39.4% in the year-ago period. The increase was primarily driven by the benefits of pricing and cost savings initiatives, which were partially offset by unfavorable foreign exchange rates.
•Diluted EPS increased 88% to $2.25 from $1.20 in the year-ago period. This includes the lapping of a noncash impairment charge in the Vitamins, Minerals and Supplements business from the year-ago period, partially offset by the loss relating to the divestiture of the Argentina business and the noncash pension settlement charge.
•Adjusted EPS increased 21% to $6.17 from $5.09, driven mainly by the benefits of pricing and gross margin expansion. These factors were partially offset by unfavorable foreign exchange rates, lower volume and higher advertising investments.
•Net cash provided by operations was $695 million compared to $1.2 billion in fiscal year 2023, representing a 40% decrease.
Definitive Agreement to Sell the Better Health Vitamins, Minerals and Supplements Business
The company has entered into a definitive agreement to sell its Better Health VMS business in its entirety, including the Natural Vitality, NeoCell, Rainbow Light and RenewLife brands, relevant trademarks and licenses, and the company’s manufacturing and distribution facilities in Sunrise, FL., to Piping Rock Health Products, LLC, headquartered in Bohemia, NY.
“The Better Health VMS business will do well under the leadership of Piping Rock, as they have built a strong pure-play business in a category that is poised for growth,” said Rendle. “This transaction is a deliberate step in our IGNITE strategy and reflects our commitment to evolve our portfolio to drive more consistent, profitable growth.”

The transaction is expected to close in the first quarter of the company’s current fiscal year, ending Jun. 30, 2025, and is subject to regulatory and other customary closing conditions and approvals. The financial terms of the agreement have not been disclosed.
The Better Health VMS business represents approximately 3% of the company's fiscal year 2024 net sales. As a result of this transaction, the company expects to incur a one-time, after-tax charge of $114 million to $134 million in the first quarter of fiscal year 2025 (or approximately a $1.00 reduction to earnings per share) representing a loss on sale.
The company will discuss the transaction further during today’s fourth quarter and fiscal year 2024 earnings conference call.
Fiscal Year 2025 Outlook
•Net sales are expected to be flat to down 2% compared to the prior year. Organic sales are expected to be up 3% to up 5% excluding about 2 points of negative impact from the divestiture of the company's business in Argentina and about 3 points of negative impact from the expected divestiture of the Better Health VMS business.
•Gross margin is expected to be up about 100 basis points, primarily due to the benefits of holistic margin management efforts, partially offset by cost inflation and higher trade promotional spending.
•Selling and administrative expenses are expected to be between 15% and 16% of net sales, which includes about 150 basis points of impact from the company's strategic investments in digital capabilities and productivity enhancements.
•Advertising and sales promotion spending is expected to be about 11% to 11.5% of net sales, reflecting the company's ongoing commitment to invest behind its brands.
•The company's effective tax rate is expected to be about 28%. Excluding the impact of the Better Health VMS sale, the company expects its fiscal year adjusted effective tax rate to be about 24%.
•Diluted EPS is expected to be between $4.95 and $5.20, or an increase between 120% and 131%.
•Adjusted EPS is expected to be between $6.55 and $6.80, or an increase between 6% and 10%, respectively. Adjusted EPS excludes the long-term strategic investment in digital capabilities and productivity enhancements, estimated to be about 60 cents, and a loss on sale related to the divestiture of the Better Health VMS business in the first quarter, estimated to be about $1.00.
Clorox Earnings Conference Call Schedule
At approximately 4:15 p.m. ET today, Clorox will post prepared management remarks regarding its fourth-quarter and fiscal year 2024 results.
At 5 p.m. ET today, the company will host a live Q&A audio webcast with Chair and CEO Linda Rendle and Chief Financial Officer Kevin Jacobsen to discuss the results.
Links to the live (and archived) webcast, press release and prepared remarks can be found at Clorox Quarterly Results.

For More Detailed Financial Information
Visit the company’s Quarterly Results for the following:
•Supplemental unaudited volume and sales growth information
•Supplemental unaudited gross margin drivers information
•Supplemental unaudited cash flow information and free cash flow reconciliation
•Supplemental unaudited reconciliation of earnings before interest and taxes (EBIT) and adjusted EBIT
•Supplemental unaudited reconciliation of adjusted earnings per share (EPS) and adjusted effective tax rate (ETR)
Note: Percentage and basis-point, or point, changes noted in this press release are calculated based on rounded numbers, except for per-share data and the effective tax rate.
About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands, which include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Natural Vitality®, can be found in about nine of 10 U.S. homes and internationally with brands such as Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first U.S. companies to integrate ESG into its business reporting. In 2024, the company was ranked No. 1 on Barron's 100 Most Sustainable Companies list for the second consecutive year. Visit thecloroxcompany.com to learn more.
Media Relations
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Investor Relations
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Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, among others, statements regarding the expected or potential impact of the company's operational disruption stemming from a cyberattack, and any such forward-looking statements involve risks, assumptions and uncertainties. Except for historical information, statements about future volumes, sales, organic sales growth, foreign currencies, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, foreign currency exchange rates, tax rates, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management's estimates, beliefs, assumptions and projections. Words such as "could," "may," "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," "will," "predicts," and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management's expectations, are described in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2023, and in the company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, and as updated from time to time in the company's Securities and Exchange Commission filings. These factors include, but are not limited to: our recovery from the cyberattack, unfavorable general economic and geopolitical conditions beyond our control, including supply chain disruptions, labor shortages, wage pressures, rising inflation, the interest rate environment, fuel and energy costs, foreign currency exchange rate fluctuations, weather events or natural disasters, disease outbreaks or pandemics, such as COVID-19, terrorism, and unstable geopolitical conditions, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan, as well as macroeconomic and geopolitical volatility and uncertainty as a result of a number of these and other factors, including actual and potential shifts between the U.S. and its trading partners, especially China; volatility and increases in the costs of raw materials, energy, transportation, labor and other necessary supplies or services; the impact of the changing retail environment, including the growth of alternative retail channels and business models, and changing consumer preferences; the ability of the company to drive sales growth, increase prices and market share, grow its product categories and manage favorable product and geographic mix; risks related to supply chain issues, product shortages and disruptions to the business, as a result of increased supply chain dependencies due to an expanded supplier network and a reliance on certain single-source suppliers; intense competition in the company's markets; risks related to the company's use of and reliance on information technology systems, including potential and actual security breaches, cyberattacks, privacy breaches or data breaches that result in the unauthorized disclosure of consumer, customer, employee or company information, business, service or operational disruptions, or that impact the company's financial results or financial reporting, or any resulting unfavorable outcomes, increased costs or legal proceedings; the ability of the company to implement and generate cost savings and efficiencies, and successfully implement its transformational initiatives or strategies, including achieving anticipated benefits and cost savings from the implementation of the streamlined operating model and digital capabilities and productivity enhancements; dependence on key customers and risks related to customer consolidation and ordering patterns; the company's ability to attract and retain key personnel, which may continue to be impacted by challenges in the labor market, such as wage inflation and sustained labor shortages; the company's ability to maintain its business reputation and the reputation of its brands and products; lower revenue, increased costs or reputational harm resulting from government actions and compliance with regulations, or any material costs imposed by changes in regulation; changes to our processes and procedures as a result of our digital capabilities and productivity enhancements investment that may result in changes to the company's internal controls over financial reporting; the ability of the company to successfully manage global political, legal, tax and regulatory risks, including changes in regulatory or administrative activity; risks related to international operations and international trade, including changing macroeconomic conditions as a result of inflation, volatile commodity prices and increases in raw and packaging materials prices, labor, energy and logistics; global economic or political instability; foreign currency fluctuations, such as devaluations, and foreign currency exchange rate controls; changes in governmental policies, including trade, travel or immigration restrictions, new or additional tariffs, and price or other controls; labor claims and civil unrest; potential operational or supply chain disruptions from wars and military conflicts, including ongoing conflicts in the Middle East and Ukraine and rising tensions between China and Taiwan; impact of the United Kingdom's exit from the European Union; potential negative impact and liabilities from the use, storage and transportation of chlorine in certain international markets where chlorine is used in the production of bleach; widespread health emergencies, such as COVID-19; and the possibility of nationalization, expropriation of assets or other government action; the impact of Environmental, Social, and Governance (ESG) issues, including those related to climate change and sustainability on our sales, operating costs or reputation; the ability of the company to innovate and to develop and introduce commercially successful products, or expand into adjacent categories and countries; the impact of product liability claims, labor claims and other legal, governmental or tax proceedings, including in foreign jurisdictions and in connection with any product recalls; the COVID-19 pandemic and related impacts, including on the availability of, and efficiency of the supply, manufacturing and distribution systems for, the company's products, including any significant disruption to such systems; on the demand for and sales of the company's products; and on worldwide, regional and local adverse economic conditions; risks relating to acquisitions, new ventures and divestitures, and associated costs, including for asset impairment charges related to, among others, intangible assets, including trademarks and goodwill, in particular the impairment charges related to the carrying value of the company's VMS business and the divestiture of and related loss on the announced sale of the VMS business; and the ability to complete announced transactions and, if completed, integration costs and potential contingent liabilities related to those transactions; the accuracy of the company's estimates and assumptions on which its financial projections, including any sales or earnings guidance or outlook it may provide from time to time, are based; risks related to increases in the estimated fair value of The Procter & Gamble Company's interest in the Glad business; environmental matters, including costs associated with the remediation and monitoring of past contamination, and possible increases in costs resulting from actions by relevant regulators, and the handling and/or transportation of hazardous substances; the company's ability to effectively utilize, assert and defend its intellectual property rights, and any infringement or claimed infringement by the company of third-party intellectual property rights; the performance of strategic alliances and other business relationships; the effect of the company's indebtedness and credit rating on its business operations and financial results and the company's ability to access capital markets and other funding sources, as well as the cost of capital to the company; the company's ability to pay and declare dividends or repurchase its stock in the future; the impacts of potential stockholder activism; and risks related to any litigation associated with the exclusive forum provision in the company's bylaws.
The company's forward-looking statements in this press release are based on management's current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this press release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.
Non-GAAP Financial Information
•This press release contains non-GAAP financial information related to organic sales growth / (decrease), adjusted EPS, adjusted ETR and segment adjusted EBIT for the fourth quarter of fiscal year 2024 and for fiscal year 2024; as well as organic sales growth / (decrease) and adjusted EPS outlook for fiscal year 2025.
•Clorox defines organic sales growth / (decrease) as GAAP net sales growth / (decrease) excluding the effect of foreign exchange rate changes and any acquisitions or divestitures.
•Organic sales growth / (decrease) outlook for fiscal year 2025 excludes about 2 points of negative impact from the divestiture of the company's business in Argentina and about 3 points of negative impact from the expected divestiture of the Better Health VMS business.
•Management believes that the presentation of organic sales growth / (decrease) is useful to investors because it excludes sales from any acquisitions and divestitures, which results in a comparison of sales only from the businesses that the company was operating and expects to continue to operate throughout the relevant periods, and the company's estimate of the impact of foreign exchange rate changes, which are difficult to predict and out of the control of the company and management. However, organic sales growth / (decrease) may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

•Adjusted EPS is defined as diluted earnings per share that excludes or has otherwise been adjusted for significant items that are nonrecurring or unusual. The income tax effect on non-GAAP items is calculated based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
•Adjusted ETR is defined as the effective tax rate that excludes or that has otherwise been adjusted for significant items that are nonrecurring or unusual.
•Adjusted EPS and adjusted ETR are supplemental information that management uses to help evaluate the company's historical and prospective financial performance on a consistent basis over time. Management believes that by adjusting for certain items affecting comparability of performance over time, such as the pension settlement charge, incremental costs, net of insurance recoveries, related to the cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions / divestitures and other nonrecurring or unusual items, investors and management are able to gain additional insight into the company's underlying operating performance on a consistent basis over time. However, adjusted EPS and adjusted ETR may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.
•Adjusted EBIT represents earnings (losses) before income taxes excluding interest income, interest expense and other significant items that are nonrecurring or unusual (such as the pension settlement charge, incremental costs, net of insurance recoveries, related to the cyberattack, asset impairments, charges related to the streamlined operating model, charges related to the digital capabilities and productivity enhancements investment, significant losses/(gains) related to acquisitions / divestitures and other nonrecurring or unusual items impacting comparability during the period. The company uses this measure to assess the operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance, and allocate resources to each segment. Management believes that the presentation of adjusted EBIT excluding these items is useful to investors to assess operating performance on a consistent basis by removing the impact of the items that management believes do not directly reflect the performance of each segment's underlying operations. However, adjusted EBIT may not be the same as similar measures provided by other companies due to potential differences in methods of calculation or differences in which items are incorporated into these adjustments.

•The reconciliation tables below refer to the equivalent GAAP measures adjusted as applicable for the following items:
Expected Divestiture of Better Health VMS Business
In the first quarter of fiscal year 2025, the company entered into a definitive agreement to sell its Better Health VMS business. As a result of this transaction, if completed, the company expects to record an after tax charge of $114 million to $134 million from the loss on sale.
Due to the nature, scope and magnitude of this charge, the company's management believes presenting this charge as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Divestiture of Argentina Business
In the third quarter of fiscal year 2024, the company completed the divestiture of its Argentina business, which consisted of its production plants in Argentina as well as the rights to the company's brands in Argentina, Uruguay and Paraguay. As a result of this transaction, the company recorded a pretax charge of $240 million ($231 million after tax), primarily due to the noncash impact of the release of cumulative currency translation losses related to these entities.
Due to the nature, scope and magnitude of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Pension Settlement Charge
In the second quarter of fiscal year 2024, the company settled plan benefits related to its domestic qualified pension plan through a combination of an annuity contract purchase with a third-party insurance provider and lump sum payouts. These payments were made using plan assets. In conjunction with this settlement, a one-time noncash charge of $171 million ($130 million after tax) was recorded.
Due to the nature, scope and magnitude of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Cyberattack
As previously disclosed, incremental costs were incurred by the company as the result of a cyberattack. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating costs from the resulting disruption to the company's business operations.
In the fourth quarter of fiscal year 2024, the company recognized $30 million of insurance recoveries related to the cyberattack. The timing of recognizing further insurance recoveries may differ from the timing of recognizing the associated expenses. Costs associated with ongoing cybersecurity monitoring and prevention as well as enhancement to the company's cybersecurity program are not included within this adjustment. The company does not expect to incur significant costs related to the cyberattack in future periods.
Due to the nature, scope and magnitude of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

Streamlined Operating Model
In the first quarter of fiscal year 2023, Clorox began recognizing costs related to a plan that involves streamlining its operating model to meet its objectives of driving growth and productivity. The streamlined operating model is expected to enhance the company's ability to respond more quickly to changing consumer behaviors and innovate faster. The implementation of this new model was completed in fiscal year 2024.
The company expects cost savings of approximately $100 million annually. The benefits of the streamlined operating model are currently expected to increase future cash flows as a result of cost savings that will be generated primarily in the areas of selling and administration, supply chain, marketing and research and development. The company incurred $32 million and $60 million of costs in fiscal year 2024 and 2023, respectively. These costs included employee-related costs to reduce certain staffing levels, such as severance payments, as well as for consulting and other costs. Due to the nonrecurring and unusual nature of these costs, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period over period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.
Digital Capabilities and Productivity Enhancements Investment
As announced in August 2021, the company plans to invest in transformative technologies and processes over a five-year period. This investment began in fiscal year 2022, and includes replacement of the company's enterprise resource planning system and transitioning to a cloud-based platform as well as the implementation of a suite of other digital technologies. The total incremental transformational investment is expected to be $560 to $580 million, compared to the previous estimate of approximately $500 million. The increased cost estimate includes impacts from delays as a result of the cyberattack. The implementation timeline is unchanged. It is expected that these implementations will generate efficiencies and transform the company's operations in the areas of supply chain, digital commerce, innovation, brand building and more over the long term.
Of the total investment, approximately 70% is expected to represent incremental operating costs primarily recorded within selling and administrative expenses to be adjusted from reported EPS for purposes of disclosing adjusted EPS through fiscal year 2026. About 70% of these operating costs are expected to be related to the implementation of the ERP, with the remaining costs primarily related to the implementation of complementary technologies.
Due to the nature, scope and magnitude of this investment, these costs are considered by management to represent incremental transformational costs above the historical normal level of spending for information technology to support operations. Since these strategic investments, including incremental operating costs, will cease at the end of the investment period, are not expected to recur in the foreseeable future and are not considered representative of the company's underlying operating performance, the company's management believes presenting these costs as an adjustment in the non-GAAP results provides additional information to investors about trends in the company's operations and is useful for period-over-period comparisons. It also allows investors to view underlying operating results in the same manner as they are viewed by company management.

The following tables provide reconciliations of organic sales growth/(decrease) (non-GAAP) to net sales growth/(decrease), the most comparable GAAP measure:

	Three months ended June 30, 2024
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	—%	(10)%	(2)%	(11)%	(6)%
Add: Foreign Exchange	—	—	—	1	1
Add/(Subtract): Divestitures/Acquisitions (2)	—	—	—	15	2
Organic sales growth / (decrease) (non-GAAP)	—%	(10)%	(2)%	5%	(3)%

	Twelve months ended June 30, 2024
	Percentage change versus the year-ago period
	Health and Wellness	Household	Lifestyle	International	Total Company (1)
Net sales growth / (decrease) (GAAP)	(2)%	(7)%	(5)%	(2)%	(4)%
Add: Foreign Exchange	—	—	—	21	3
Add/(Subtract): Divestitures/Acquisitions (2)	—	—	—	4	1
Organic sales growth / (decrease) (non-GAAP)	(2)%	(7)%	(5)%	23%	—%

(1)Total company includes Corporate and Other.
(2)The Argentina divestiture impact is calculated as net sales from the Argentina business after March 20, 2024, the divestiture date, until the end of the three and twelve month periods for the year-ago periods.

The following tables provide reconciliations of adjusted diluted earnings per share (non-GAAP) to diluted earnings per share, the most comparable GAAP measure, and adjusted effective tax rate (non-GAAP) to effective tax rate, the most comparable GAAP measure:

Adjusted Diluted Earnings Per Share (EPS) and Adjusted Effective Tax Rate (ETR)
(Dollars in millions except per share data)

	Diluted earnings per share			Effective tax rate
	Three months ended			Three months ended
	6/30/2024	6/30/2023	% Change	6/30/2024	6/30/2023

As reported (GAAP)	$1.73	$1.42	22%	19.7%	23.8%
Cyberattack costs, net of insurance recoveries (1)	(0.17)	—		(0.3)%	—%
Streamlined operating model (2)	0.12	0.09		0.2%	0.1%
Digital capabilities and productivity enhancements investment (3)	0.14	0.16		0.3%	0.1%
As adjusted (Non-GAAP)	$1.82	$1.67	9%	19.9%	24.0%

	Diluted earnings per share			Effective tax rate
	Twelve months ended			Twelve months ended
	6/30/2024	6/30/2023	% Change	6/30/2024	6/30/2023

As reported (GAAP)	$2.25	$1.20	88%	26.5%	32.4%
Loss on divestiture (4)	1.85	—		(8.6)%	—%
Pension settlement charge (5)	1.04	—		0.9%	—%
Cyberattack costs, net of insurance recoveries (1)	0.17	—		0.2%	—%
VMS impairment (6)	—	2.91		—%	(8.9)%
Streamlined operating model (2)	0.20	0.37		0.2%	—%
Digital capabilities and productivity enhancements investment (3)	0.66	0.61		0.9%	0.1%
As adjusted (Non-GAAP)	$6.17	$5.09	21%	20.1%	23.6%

(1)During the three months ended Jun. 30, 2024, the company recognized approximately $28 ($21 after tax) of insurance recoveries related to the cyberattack, net of incremental costs incurred. In the twelve months ended Jun. 30, 2024, the company incurred approximately $29 ($22 after tax) of costs related to the cyberattack, net of insurance recoveries. These costs relate primarily to third-party consulting services, including IT recovery and forensic experts and other professional services incurred to investigate and remediate the attack, as well as incremental operating expenses from the resulting disruption to the company's business operations.

(2)During the three and twelve months ended Jun. 30, 2024, the company incurred approximately $19 ($15 after tax) and $32 ($25 after tax), respectively, and during the three and twelve months ended Jun. 30, 2023, the company incurred approximately $16 ($11 after tax) and $60 ($45 after tax), respectively, of restructuring and related costs, net for implementation of the streamlined operating model.

(3)During the three and twelve months ended Jun. 30, 2024, the company incurred approximately $23 ($18 after tax) and $108 ($82 after tax), respectively and during the three and twelve months ended Jun. 30, 2023, the company incurred approximately $27 ($21 after tax) and $100 ($76 after tax), respectively, of operating expenses related to its digital capabilities and productivity enhancements investment. The expenses relate to the following:

	Three months ended		Twelve months ended
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
External consulting fees (a)	$15	$21	$80	$79
IT project personnel costs (b)	2	2	8	6
Other (c)	6	4	20	15
Total	$23	$27	$108	$100

(a)Comprised of third-party consulting fees incurred to assist in the project management and the preliminary project stage of this transformative investment. The company relies on consultants for certain capabilities required for these programs that the company does not maintain internally. These costs support the implementation of these programs incremental to the company's normal IT costs and will not be incurred following implementation.

(b)Comprised of labor costs associated with internal IT project management teams that are utilized to oversee the new system implementations. Given the magnitude and transformative nature of the implementations planned, the necessary project management costs are incremental to the historical levels of spend and will no longer be incurred subsequent to implementation. As a result of this long-term strategic investment, the company considers these costs not reflective of the ongoing costs to operate its business.

(c)Comprised of various other expenses associated with the company’s new system implementations, including company personnel dedicated to the project that have been backfilled with either permanent or temporary resources in positions that are considered part of normal operating expenses.

(4)During the twelve months ended Jun. 30, 2024, the company incurred approximately $240 ($231 after tax) of costs related to the divestiture of the Argentina business.
(5)During the twelve months ended Jun. 30, 2024, the company incurred approximately $171 ($130 after tax) of costs related to the settlement of the domestic qualified pension plan.
(6)During the twelve months ended Jun. 30, 2023, a noncash impairment charge for goodwill and trademarks was recorded for $445 ($362 after tax) related to the VMS business.

	Full year 2025 outlook (estimated range)
	Diluted earnings per share		Effective tax rate
	Low	High	Midpoint
As estimated (GAAP)	$4.95	$5.20	28%
Expected loss on divestiture (7)	1.00	1.00	(4)%
Digital capabilities and productivity enhancements investment (8)	0.60	0.60	—
As adjusted (Non-GAAP)	$6.55	$6.80	24%

(7)In fiscal year 2025, the company expects to incur approximately $114-$134 after tax, of costs related to the divestiture of the Better Health VMS business.
(8)In fiscal year 2025, the company expects to incur approximately $90-$100 ($68-$76 after tax) of operating expenses related to its digital capabilities and productivity enhancements investment.
The following tables provide reconciliations of adjusted EBIT (non-GAAP) to earnings (losses) before income taxes, the most comparable GAAP measure:

	Reconciliation of earnings (losses) before income taxes to adjusted EBIT
	Three months ended		Twelve months ended
	6/30/2024	6/30/2023	6/30/2024	6/30/2023
Earnings (losses) before income taxes	$275	$237	$398	$238
Interest income	(2)	(7)	(23)	(16)
Interest expense	21	21	90	90
Loss on divestiture	—	—	240	—
Pension settlement charge	—	—	171	—
Cyberattack costs, net of insurance recoveries	(28)	—	29	—
VMS impairment	—	—	—	445
Streamlined operating model	19	16	32	60
Digital capabilities and productivity enhancements investment	23	27	108	100
Adjusted EBIT	$308	$294	$1,045	$917

Condensed Consolidated Statements of Earnings
Dollars in millions, except per share data
	Three months ended		Twelve months ended
	06/30/2024	06/30/2023	06/30/2024	06/30/2023
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$1,903	$2,019	$7,093	$7,389
Cost of products sold	1,019	1,157	4,045	4,481
Gross profit	884	862	3,048	2,908
Selling and administrative expenses	268	329	1,167	1,183
Advertising costs	266	211	832	734
Research and development costs	33	38	126	138
Loss on divestiture	—	—	240	—
Pension settlement charge	—	—	171	—
Goodwill, trademark and other intangible asset impairments	—	—	—	445
Interest expense	21	21	90	90
Other (income) expense, net	21	26	24	80
Earnings before income taxes	275	237	398	238
Income taxes	54	56	106	77
Net earnings	221	181	292	161
Less: Net earnings attributable to noncontrolling interests	5	5	12	12
Net earnings attributable to Clorox	$216	$176	$280	$149

Net earnings per share attributable to Clorox
Basic net earnings per share	$1.74	$1.43	$2.26	$1.21
Diluted net earnings per share	$1.73	$1.42	$2.25	$1.20

Weighted average shares outstanding (in thousands)
Basic	124,300	123,823	124,174	123,589
Diluted	125,052	124,641	124,804	124,181

Reportable Segment Information
(Unaudited)
Dollars in millions

	Net sales			Net sales
	Three months ended			Twelve months ended
	6/30/2024	6/30/2023	% Change(1)	6/30/2024	6/30/2023	% Change(1)
Health and Wellness	$652	$651	—%	$2,485	$2,532	(2)%
Household	597	663	(10)%	1,950	2,098	(7)%
Lifestyle	328	333	(2)%	1,275	1,338	(5)%
International	271	305	(11)%	1,162	1,181	(2)%
Reportable segment total	$1,848	$1,952		$6,872	$7,149
Corporate and Other (2)	55	67	(18)%	221	240	(8)%
Total	$1,903	$2,019	(6)%	$7,093	$7,389	(4)%

	Segment adjusted EBIT			Segment adjusted EBIT
	Three months ended			Twelve months ended
	6/30/2024	6/30/2023	% Change(1)	6/30/2024	6/30/2023	% Change(1)
Health and Wellness	$202	$176	15%	$719	$594	21%
Household	98	143	(31)%	260	308	(16)%
Lifestyle	61	67	(9)%	253	284	(11)%
International	18	15	20%	122	89	37%
Reportable segment total	$379	$401		$1,354	$1,275
Corporate and Other (2)	(71)	(107)	34%	(309)	(358)	14%
Total	$308	$294	5%	$1,045	$917	14%
Interest income	2	7		23	16
Interest expense	(21)	(21)		(90)	(90)
Loss on divestiture (3)	—	—		(240)	—
Pension settlement (4)	—	—		(171)	—
Cyberattack costs, net of insurance recoveries (5)	28	—		(29)	—
VMS impairment (6)	—	—		—	(445)
Streamlined operating model (7)	(19)	(16)		(32)	(60)
Digital capabilities and productivity enhancements investment (8)	(23)	(27)		(108)	(100)
Earnings (losses) before income taxes	$275	$237	16%	$398	$238	67%
(1)Percentages based on rounded numbers.
(2)Corporate and Other includes the Vitamin, Minerals and Supplements business.
(3)Represents the loss on divestiture of Argentina operations of $240 ($231 after tax) for the twelve months ended Jun. 30, 2024.
(4)Represents the pension settlement charge of $171 ($130 after tax) for the twelve months ended Jun. 30, 2024.
(5)Represents insurance recoveries related to the cyberattack, net of costs incurred of $28 ($21 after tax) for the three months ended Jun. 30, 2024 and costs related to the cyberattack, net of insurance recoveries of $29 ($22 after tax) for the twelve months ended Jun. 30, 2024.
(6)Represents a $445 ($362 after tax) noncash impairment charge related to the VMS business for the twelve months ended Jun. 30, 2023.
(7)Represents restructuring and related costs, net for implementation of the streamlined operating model of $19 ($15 after tax) and $32 ($25 after tax) for the three and twelve months ended Jun. 30, 2024, respectively, and $16 ($11 after tax) and $60 ($45 after tax) for the three and twelve months ended Jun. 30, 2023, respectively.
(8)Represents expenses related to the company's digital capabilities and productivity enhancements investment of $23 ($18 after tax) and $108 ($82 after tax) for the three and twelve months ended Jun. 30, 2024, respectively and $27 ($21 after tax) and $100 ($76 after tax) for the three and twelve months ended June 30, 2023, respectively.

Condensed Consolidated Balance Sheets
Dollars in millions
	6/30/2024	6/30/2023
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$202	$367
Receivables, net	695	688
Inventories, net	637	696
Prepaid expenses and other current assets	88	77
Total current assets	1,622	1,828
Property, plant and equipment, net	1,315	1,345
Operating lease right-of-use assets	360	346
Goodwill	1,228	1,252
Trademarks, net	538	543
Other intangible assets, net	143	169
Other assets	545	462
Total assets	$5,751	$5,945

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes and loans payable	$4	$50
Current operating lease liabilities	84	87
Accounts payable and accrued liabilities	1,486	1,659
Income taxes payable	—	121
Total current liabilities	1,574	1,917
Long-term debt	2,481	2,477
Long-term operating lease liabilities	334	310
Other liabilities	848	825
Deferred income taxes	22	28
Total liabilities	5,259	5,557
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	131	131
Additional paid-in capital	1,288	1,245
Retained earnings	250	583
Treasury stock	(1,186)	(1,246)
Accumulated other comprehensive net (loss) income	(155)	(493)
Total Clorox stockholders’ equity	328	220
Noncontrolling interests	164	168
Total stockholders’ equity	492	388
Total liabilities and stockholders’ equity	$5,751	$5,945